Exhibit 99.1

News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal First Quarter 2023 Results; Reaffirms Fiscal Year 2023 Outlook

First Quarter Fiscal 2023 Highlights

●	Compared to First Quarter Fiscal 2022:
o	Net sales increased 14% to $1,126 million
o	Income from operations increased 161% to $157 million
o	Net income increased 678% to $232 million and Diluted EPS increased 700% to $1.60, including items impacting comparability of $161.4 million ($123.7 million after-tax, or $0.85 per share)
o	Adjusted Net Income(1) increased 315% to $108 million and Adjusted Diluted EPS(1) increased 317% to $0.75
o	Adjusted EBITDA including unconsolidated joint ventures(1) increased 92% to $228 million
●	Capital Returned to Shareholders:
o	Paid $35 million in cash dividends
o	Repurchased $28 million of common stock

Reaffirms Fiscal 2023 Outlook

●	Net sales of $4.7 billion to $4.8 billion
●	Net income of $485 million to $535 million, including items impacting comparability; Adjusted Net Income(1) of $360 million to $410 million
●	Diluted EPS of $3.30 to $3.70, including items impacting comparability; Adjusted Diluted EPS(1) of $2.45 to $2.85
●	Adjusted EBITDA including unconsolidated joint ventures(1) of $840 million to $910 million

EAGLE, ID (October 5, 2022) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal first quarter 2023 results and reaffirmed its fiscal 2023 outlook.

“We drove strong sales, earnings growth, and gross margin expansion in the quarter by executing pricing actions across each of our business segments and generating manufacturing cost-savings to counter inflation,” said Tom Werner, President and CEO. “While volume declined as a result of softer restaurant traffic trends and supply chain constraints impacting production run-rates in our plants, we continued to make progress in improving customer service levels.”

“We continue to manage through this difficult macro environment and are on track to deliver the higher end of our fiscal 2023 financial targets, including gross margins approaching normalized levels during the second half of the year. We expect the potato crop in our growing regions to be at the lower end of historical averages with good overall quality and below average yields due to the significant heat waves late in the season. While near-term demand trends may continue to be volatile as consumers navigate this inflationary environment, our recent announcement to expand capacity in Argentina, along with our ongoing investments in Idaho and China, demonstrate our confidence in the long-term health and growth outlook of the frozen potato category.”

Summary of First Quarter FY 2023 Results
($ in millions, except per share)

		Year-Over-Year
	Q1 2023	Growth Rates
Net sales	$1,125.6	14%
Income from operations	$157.0	161%
Net income	$231.9	678%
Adjusted Net Income (1)	$108.2	315%
Diluted EPS	$1.60	700%
Adjusted Diluted EPS(1)	$0.75	317%
Adjusted EBITDA including unconsolidated joint ventures(1)	$227.8	92%

Q1 2023 Commentary

Net sales increased $141.4 million to $1,125.6 million, up 14 percent versus the prior year quarter. Price/mix increased 19 percent, reflecting the benefit of pricing actions across each of the Company’s core business segments to offset input, manufacturing, and transportation cost inflation. Volume declined 5 percent, primarily reflecting softer casual dining and full-service restaurant traffic in the U.S. as well as the timing of shipments to large chain restaurant customers. Shipments into foodservice and retail channels in the U.S. continued to be affected by an inability to fully serve customer demand due to widespread industry supply chain constraints, including labor and commodities shortages, that impacted production run-rates and throughput in the Company’s production facilities.

Income from operations increased $96.8 million to $157.0 million, up 161 percent versus the prior year quarter, reflecting higher gross profit, partially offset by higher selling, general and administrative expenses (“SG&A”). Gross profit increased $122.0 million, as the benefits from higher price/mix and productivity initiatives more than offset the impact of higher manufacturing and distribution costs on a per pound basis, as well as lower sales volumes. The higher costs per pound primarily reflected double-digit cost inflation for key inputs, including: edible oils, ingredients such as grains and starches used in product coatings, labor costs, and transportation costs. The increase in costs per pound also reflected higher costs associated with the impact of extreme summer heat that negatively affected the yield and quality of potato crops in the Pacific Northwest in fall of 2021, as well as the effects of labor and commodities shortages on production run-rates. The increase in gross profit also included a $2.8 million increase in unrealized mark-to-market adjustments associated with commodity hedging contracts, which includes a $4.0 million loss in the current quarter, compared with a $6.8 million loss related to these items in the prior year quarter.

SG&A increased $25.2 million compared to the prior year quarter, primarily due to higher compensation and benefits expense, and higher expenses related to improving the Company’s information and technology services infrastructure.

Net income was $231.9 million, up $202.1 million versus the prior year quarter, and Diluted EPS was $1.60, up $1.40 versus the prior year quarter. The increases were driven by a $141.3 million increase ($104.9 million after-tax, or $0.73 per share) in unrealized mark-to-market adjustments associated with natural gas and electricity hedging contracts in the Company’s joint venture in Europe, higher income from operations, and a $15.1 million gain (before and after-tax, or $0.10 per share) recognized in connection with the Company’s acquisition in July 2022 of an additional 40 percent interest in Lamb Weston Alimentos Modernos S.A. (“LWAMSA”), its joint venture in Argentina. The gain related to the remeasuring of the Company’s previously held 50 percent ownership interest to fair value. The Company has identified the mark-to-market adjustments related to natural gas and electricity derivatives in the current and prior year quarters, as well as the LWAMSA gain in the current quarter as items impacting comparability.

Adjusted Net Income(1) was $108.2 million, up $82.1 million versus the prior year quarter, and Adjusted Diluted EPS(1) was $0.75, up $0.57 versus the prior year quarter. Adjusted EBITDA including unconsolidated joint ventures(1) increased $109.4 million to $227.8 million, up 92 percent versus the prior year quarter. These increases were driven primarily by higher income from operations.

The Company’s effective tax rate(2) in the first fiscal quarter was 24.1 percent, versus 22.6 percent in the prior year quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items. Excluding items impacting comparability, the Company’s effective tax rate was 25.0 percent.

Q1 2023 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q1 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$559.7	12%	14%	(2%)
Segment product contribution margin(3)	$83.7	96%

Net sales for the Global segment, which is generally comprised of the top 100 North American-based quick-service (“QSR”) and full-service restaurant chain customers as well as all of the Company’s international sales, increased $58.5 million to $559.7 million compared to the prior year quarter. The benefit of domestic and international product and freight pricing actions to offset inflation, as well as favorable mix, drove a 14 percent increase in price/mix. The timing of shipments to large QSR chain customers in the U.S., including the effect of lapping a notable limited time product offering in the prior year quarter, largely drove the 2 percent decline in volume. Export shipments declined modestly primarily due to production volumes being diverted to higher-margin sales channels in the U.S.

Global segment product contribution margin increased $41.1 million to $83.7 million, up 96 percent versus the prior year quarter. Favorable price/mix, primarily reflecting the benefit of pricing actions, drove the increase, more than offsetting higher manufacturing and distribution costs per pound.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q1 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$366.3	14%	26%	(12%)
Segment product contribution margin(3)	$138.2	43%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains generally outside the top 100 North American based restaurant chain customers, increased $44.9 million to $366.3 million, up 14 percent versus the prior year quarter, with price/mix up 26 percent and volume down 12 percent. The carryover benefits of product and freight pricing actions taken in the prior year as well as early in fiscal 2023 to offset inflation drove the increase in price/mix. Demand in the segment’s restaurant and non-commercial channels (such as lodging and hospitality, healthcare, schools and universities, sports and entertainment, and workplace environments) softened along with restaurant traffic as inflation pressured consumer discretionary spending. The slowdown in restaurant traffic and consumer demand was more pronounced in casual dining and other full-service restaurants than in QSRs. Shipments were also affected by an inability to fully serve customer demand due to widespread industry supply chain constraints, including labor and commodities shortages that impacted production run-rates and throughput in the Company’s production facilities, as well as incremental losses of certain low-margin non-commercial business.

Foodservice segment product contribution margin increased $41.8 million to $138.2 million, up 43 percent compared to the prior year quarter. Favorable price drove the increase, and was partially offset by higher manufacturing and distribution costs per pound, and the impact of lower sales volumes.

Retail

Retail Segment Summary

		Year-Over-Year
	Q1 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$169.6	28%	32%	(4%)
Segment product contribution margin(3)	$48.7	229%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant, and club customers in North America, increased $37.1 million to $169.6 million, up 28 percent versus the prior year quarter, with price/mix up 32 percent and volume down 4 percent. The carryover benefits of pricing actions across the branded and private label portfolios taken in the prior year as well as earlier in fiscal 2023 to counter inflation drove the increase in price/mix. Lower shipments of private label products, resulting from incremental losses of certain low-margin business, drove the sales volume decline. Shipments of branded products increased, although growth was tempered by an inability to fully serve customer demand due to constrained production run-rates and throughput in the Company’s production facilities.

Retail segment product contribution margin increased $33.9 million to $48.7 million, up 229 percent versus the prior year quarter. The benefits of pricing actions and favorable mix drove the increase, partially offset by higher manufacturing and distribution costs per pound.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe, the U.S., and South America were $174.6 million and $6.2 million for first quarter of fiscal 2023 and 2022, respectively. Equity method investment earnings in the quarter include a $144.6 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts, of which $146.3 million ($108.6 million after-tax, or $0.75 per share) related to changes in natural gas and electricity derivatives as commodity markets in Europe have experienced significant volatility. Equity method investment earnings in the prior year quarter include a $4.3 million unrealized gain for mark-to-market adjustments, of which $5.0 million related to changes in natural gas and electricity derivatives. Equity method investment earnings also include a $15.1 million gain (before and after-tax, or $0.10 per share) recognized in connection with the Company’s acquisition of an additional 40 percent interest in LWAMSA. The gain related to remeasuring the Company’s previously held 50 percent ownership interest to fair value.

Excluding the items impacting comparability noted above and the other mark-to-market adjustments, earnings from equity method investments increased $13.0 million compared to the prior year quarter, reflecting favorable price/mix, partially offset by higher manufacturing and distribution costs in both Europe and the U.S.

Liquidity and Cash Flows

Net cash provided by operating activities was $192.1 million, up $30.3 million versus the prior year quarter, primarily due to higher earnings. Capital expenditures, including information technology expenditures, were $121.2 million, up $42.3 million versus the prior year quarter, primarily reflecting increased investments to support capacity expansion projects.

In July 2022, the Company paid $42.3 million to increase its ownership in LWAMSA. The Company’s total ownership in the joint venture is now 90 percent. The Company began consolidating LWAMSA’s results in its consolidated financial statements following the acquisition.

Capital Returned to Shareholders

In the first quarter, the Company returned a total of $63.7 million to shareholders, including $35.3 million in cash dividends and $28.4 million through share repurchases. The Company repurchased 404,476 shares during the first quarter of fiscal 2023 at an average price per share of $70.11. The Company has approximately $241 million remaining under its existing share repurchase program.

Fiscal 2023 Outlook

The Company is reaffirming its financial targets for fiscal 2023, which include:

●	Net sales of $4.7 billion to $4.8 billion, with growth versus the prior year primarily driven by the benefit of pricing actions to offset significant input and transportation cost inflation, as well as favorable mix.

●	Including items impacting comparability of $161.4 million (approximately $123.7 million after-tax, or $0.85 per share), net income of $485 million to $535 million and Diluted EPS of $3.30 to $3.70.

●	Excluding items impacting comparability, Adjusted Net Income(1) of $360 million to $410 million, Adjusted Diluted EPS(1) of $2.45 to $2.85, and Adjusted EBITDA including unconsolidated joint ventures(1) of $840 million to $910 million, with growth versus the prior year driven by higher sales and gross margin expansion. The Company continues to expect SG&A of $475 million to $500 million, reflecting increased higher compensation and benefits costs, increased investments to upgrade its information systems and enterprise resource planning (“ERP”) infrastructure, and higher advertising and promotion expenses.

●	During the first half of fiscal 2023, the Company continues to expect its gross margins will be pressured as compared to normalized seasonal rates as it continues to manage through significant inflation for key production inputs, transportation and packaging, as well as higher raw potato costs on a per pound basis due to the impact of extreme summer heat that negatively affected the yield and quality of potato crops in the Pacific Northwest in fall 2021. The Company continues to expect its gross margins will also be pressured by ongoing industrywide operational challenges, including labor and commodities shortages, resulting from volatility in the broader supply chain.

●	During the second half of fiscal 2023, the Company continues to expect gross margins will improve and approach a normalized annual rate of 25 percent to 26 percent. The anticipated improvement is predicated on a U.S. potato crop harvested in fall 2022 that is in line with historical averages, particularly in its primary growing regions in the Columbia Basin and Idaho; the continued successful implementation of the Company’s pricing actions to offset input and transportation costs inflation; and a broad easing of labor and logistics pressures that have been constraining the Company’s production and shipments.

In addition, the Company is reaffirming other financial targets, including:

●	Interest expense, net of approximately $115 million;

●	Depreciation and amortization expense of approximately $210 million;

●	Cash used for capital expenditures of $475 million to $525 million; and an

●	Effective tax rate(2) (full year) of approximately 24 percent.

End Notes

(1)	Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of earnings guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see “Non-GAAP Financial Measures” and the table titled “Segment Information” included in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its first quarter fiscal 2023 results at 10:00 a.m. ET today, October 5, 2022. Participants in the U.S. and Canada may access the conference call by dialing 888-204-4368 and participants outside the U.S. and Canada should dial +1-323-994-2093. The confirmation code is 2956808. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://globalmeet.webcasts.com/starthere.jsp?ei=1569368&tp_key=f44251d5a7.

A rebroadcast of the conference call will be available beginning on Friday, October 7, 2022 after 2:00 p.m. ET at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint ventures, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “manage,” “expect,” “improve,” “will,” “continue,” “deliver,” “expand,” “support,” “outlook,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, operational costs, pricing actions, gross margins, productivity, potato crop, and business and financial outlook and prospects, as well as supply chain constraints, inflation, the Company’s industry, and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials; labor shortages and other operational challenges; disruptions in the global economy caused by the war in Ukraine and the possible related heightening of the Company’s other known risks; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; levels of pension, labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruption of the Company’s access to export mechanisms; risks associated with possible acquisitions, including the Company’s ability to complete acquisitions or integrate acquired businesses; its debt levels; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented product contribution margin on a consolidated basis, Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Net Income, Adjusted Diluted EPS, and adjusted income tax expense and equity method investment earnings, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

The Company has also provided earnings guidance on a non-GAAP basis. The Company cannot predict certain elements that are included in reported GAAP results, including items such as strategic developments, acquisition and integration costs, impact of commodity derivatives, and other items impacting comparability. This list is not inclusive of all potential items, and the Company will update as necessary as these items are evaluated on an ongoing basis, can be highly variable and could be significant to its GAAP measures. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP Adjusted Net Income, Adjusted EBITDA including unconsolidated joint ventures and Adjusted Diluted EPS to GAAP net income or diluted earnings per share has not been provided.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended
	August 28,	August 29,
	2022	2021
Net sales	$1,125.6	$984.2
Cost of sales	852.3	832.9
Gross profit	273.3	151.3
Selling, general and administrative expenses	116.3	91.1
Income from operations	157.0	60.2
Interest expense, net	26.0	27.9
Income before income taxes and equity method earnings	131.0	32.3
Income tax expense	73.7	8.7
Equity method investment earnings (1)	174.6	6.2
Net income	$231.9	$29.8
Earnings per share:
Basic	$1.61	$0.20
Diluted	$1.60	$0.20
Dividends declared per common share	$0.245	$0.235
Weighted average common shares outstanding:
Basic	144.0	146.3
Diluted	144.6	146.9

(1)	Equity method investment earnings for the thirteen weeks ended August 28, 2022 and August 29, 2021 included a $146.3 million and $5.0 million unrealized gain, respectively, related to mark-to-market adjustments associated with changes in natural gas and electricity derivatives as commodity markets in Europe have experienced significant volatility.

Equity method investment earnings for the thirteen weeks ended August 28, 2022 also included a $15.1 million gain recognized in connection with the Company’s acquisition of an additional 40 percent interest in its Argentina joint venture, bringing total ownership from 50 percent to 90 percent. The gain related to the remeasuring of the Company’s previously held 50 percent ownership interest to fair value.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	August 28,	May 29,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$485.3	$525.0
Receivables, less allowance for doubtful accounts of $1.8 and $1.1	449.5	447.3
Inventories	635.5	574.4
Prepaid expenses and other current assets	59.9	112.9
Total current assets	1,630.2	1,659.6
Property, plant and equipment, net	1,690.9	1,579.2
Operating lease assets	112.3	119.0
Equity method investments	372.5	257.4
Goodwill	352.2	318.0
Intangible assets, net	32.8	33.7
Other assets	218.8	172.9
Total assets	$4,409.7	$4,139.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$9.1	$—
Current portion of long-term debt and financing obligations	32.2	32.2
Accounts payable	462.7	402.6
Accrued liabilities	276.3	264.3
Total current liabilities	780.3	699.1
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	2,700.1	2,695.8
Deferred income taxes	218.7	172.5
Other noncurrent liabilities	200.6	211.9
Total long-term liabilities	3,119.4	3,080.2
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 148,286,975 and 148,045,584 shares issued	148.3	148.0
Additional distributed capital	(796.9)	(813.3)
Retained earnings	1,501.8	1,305.5
Accumulated other comprehensive loss	(46.1)	(15.6)
Treasury stock, at cost, 4,456,388 and 3,974,156 common shares	(297.1)	(264.1)
Total stockholders' equity	510.0	360.5
Total liabilities and stockholders’ equity	$4,409.7	$4,139.8

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirteen Weeks Ended
	August 28,	August 29,
	2022	2021
Cash flows from operating activities
Net income	$231.9	$29.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	49.8	47.3
Stock-settled, stock-based compensation expense	7.6	5.2
Equity method investment (earnings) loss in excess of distributions	(174.6)	3.5
Deferred income taxes	34.5	1.7
Other	(2.8)	1.5
Changes in operating assets and liabilities, net of acquisition:
Receivables	9.9	(35.1)
Inventories	(51.5)	43.4
Income taxes payable/receivable, net	42.3	9.7
Prepaid expenses and other current assets	45.5	33.0
Accounts payable	24.3	10.0
Accrued liabilities	(24.8)	11.8
Net cash provided by operating activities	$192.1	$161.8
Cash flows from investing activities
Additions to property, plant and equipment	(101.2)	(78.9)
Acquisition of interest in joint venture, net	(42.3)	—
Additions to other long-term assets	(20.0)	—
Other	(3.4)	0.1
Net cash used for investing activities	$(166.9)	$(78.8)
Cash flows from financing activities
Proceeds from issuance of debt	13.8	—
Repayments of debt and financing obligations	(8.0)	(7.9)
Dividends paid	(35.3)	(34.4)
Repurchase of common stock and common stock withheld to cover taxes	(34.4)	(33.4)
Other	0.4	(0.1)
Net cash used for financing activities	$(63.5)	$(75.8)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(1.0)
Net (decrease) increase in cash and cash equivalents	(39.7)	6.2
Cash and cash equivalents, beginning of period	525.0	783.5
Cash and cash equivalents, end of period	$485.3	$789.7

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	August 28,	August 29,	Year Growth
	2022	2021	Rates	Price/Mix	Volume
Segment net sales
Global	$559.7	$501.2	12%	14%	(2%)
Foodservice	366.3	321.4	14%	26%	(12%)
Retail	169.6	132.5	28%	32%	(4%)
Other	30.0	29.1	3%	11%	(8%)
	$1,125.6	$984.2	14%	19%	(5%)

Segment product contribution margin (1)
Global	$83.7	$42.6	96%
Foodservice	138.2	96.4	43%
Retail	48.7	14.8	229%
Other (2)	(1.8)	(6.6)	(73%)
	268.8	147.2	83%
Add: Advertising and promotion expenses	4.5	4.1	10%
Gross profit	$273.3	$151.3	81%

(1)	Product contribution margin is one of the primary measures reported to the Company’s chief operating decision maker for purposes of allocating resources to the Company’s segments and assessing their performance. Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because those expenses are directly associated with the performance of the Company’s segments. Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. See “Non-GAAP Financial Measures” in this press release for a description of non-GAAP financial measures and the table above for a reconciliation of product contribution margin on a consolidated basis to gross profit.

(2)	The Other segment primarily includes the Company’s vegetable and dairy businesses and unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts. Unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts reported in the Other segment included a loss of $8.8 million and $8.2 million for the thirteen weeks ended August 28, 2022 and August 29, 2021, respectively.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, dollars in millions)

The items impacting comparability for the thirteen weeks ended August 28, 2022 and August 29, 2021, were as follows:

	Thirteen Weeks Ended August 28, 2022
					Equity
	Income		Income		Method
	From	Interest	Tax		Investment		Diluted
	Operations	Expense	Expense		Earnings	Net Income	EPS
As reported	$157.0	$26.0	$73.7		$174.6	$231.9	$1.60
Items impacting comparability:
Impact of LWM natural gas and electricity derivatives (1)	—	—	(37.7)		(146.3)	(108.6)	(0.75)
Gain on acquisition of interest in joint venture (1)	—	—	—	(1)	(15.1)	(15.1)	(0.10)
Total items impacting comparability	—	—	(37.7)		(161.4)	(123.7)	(0.85)
Adjusted (2)	$157.0	$26.0	$36.0		$13.2	$108.2	$0.75

	Thirteen Weeks Ended August 29, 2021
				Equity
	Income		Income	Method
	From	Interest	Tax	Investment		Diluted
	Operations	Expense	Expense	Earnings	Net Income	EPS
As reported	$60.2	$27.9	$8.7	$6.2	$29.8	$0.20
Item impacting comparability:
Impact of LWM natural gas and electricity derivatives (1)	—	—	(1.3)	(5.0)	(3.7)	(0.02)
Adjusted (2)	$60.2	$27.9	$7.4	$1.2	$26.1	$0.18

(1)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability. There is no tax impact associated with the gain on the acquisition of an additional 40 percent interest in the Argentina joint venture.

(2)	Adjusted income tax expense, net income, equity method investment earnings, and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP financial measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. See also “Non-GAAP Financial Measures” in this press release.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, which are non-GAAP financial measures. The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended
	August 28,	August 29,
	2022	2021
Net income	$231.9	$29.8
Equity method investment earnings (1)	(174.6)	(6.2)
Interest expense, net	26.0	27.9
Income tax expense	73.7	8.7
Income from operations	157.0	60.2
Depreciation and amortization	48.7	46.0
Adjusted EBITDA (2)	205.7	106.2

Unconsolidated Joint Ventures (3)
Equity method investment earnings	174.6	6.2
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	8.9	11.0
Items impacting comparability
Impact of LWM natural gas and electricity derivatives (4)	(146.3)	(5.0)
Gain on acquisition of interest in joint venture (4)	(15.1)	—
Add: Adjusted EBITDA from unconsolidated joint ventures	22.1	12.2

Adjusted EBITDA including unconsolidated joint ventures (2)	$227.8	$118.4

(1)	Unrealized mark-to-market adjustments associated with currency and commodity hedging contracts within equity method investment earnings include a gain of $144.6 million and $4.3 million for the thirteen weeks ended August 28, 2022 and August 29, 2021, respectively.

(2)	Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Lamb Weston presents these measures because the Company believes they provide a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(3)	Lamb Weston holds equity interests in three potato processing joint ventures, including 50 percent of Lamb-Weston Meijer (“LWM”), 50 percent of Lamb-Weston/RDO Frozen (“LWRDO”), and 90 percent of LWAMSA. Lamb Weston accounts for the investments in LWM and LWRDO under the equity method of accounting. In July 2022, Lamb Weston acquired an additional 40 percent interest in LWAMSA and began to account for the investment in LWAMSA by consolidating their results in Lamb Weston’s consolidated financial statements. See Note 4, Equity Method Investments, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2022 Form 10-K, for more information.

(4)	See footnote (1) to the Consolidated Statements of Earnings for a discussion of the items impacting comparability.